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                             EPL Technologies, Inc.


                                  EXHIBIT 11.0

                 Computation of Basic Earnings per Common Share
                      and Diluted Earnings per Common Share
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                                  EXHIBIT 11.0

EPL TECHNOLOGIES, INC.

COMPUTATION OF BASIC LOSS PER COMMON SHARE AND
DILUTED LOSS PER COMMON SHARE
(in thousands except per share data)
--------------------------------------------------------------

                                                              Twelve Months Ended December 31,
                                                              --------------------------------
                                                         1999               1998               1997
                                                       --------           --------           --------
Net loss                                               $(14,240)          $ (7,781)          $ (7,187)

Deduct:
Accretion, discount and dividends
 on preferred stock                                       1,203              2,754              1,168
                                                       --------           --------           --------

Net loss for common shareholders                       $(15,443)          $(10,535)          $ (8,355)
                                                       ========           ========           ========

Weighted average number
  of common shares outstanding                           14,222             10,599              8,373
                                                       ========           ========           ========

Basic loss per share                                   $  (1.09)          $  (0.99)          $  (1.00)
                                                       ========           ========           ========


Net loss for diluted loss
 per share computation                                 $(14,240)          $ (7,781)          $ (7,187)


Weighted average number
  of common shares outstanding                           14,222             10,599              8,373

Common share equivalent applicable to:
  Series A convertible preferred stock                       40                531              1,540
  Series B convertible preferred stock                                                            169
  Series C convertible preferred stock                                          49
  Series D convertible preferred stock                    3,615              1,238                178

  Series A warrants                                          15                 15                100
  Series D warrants                                         202                202                 28
  Other warrants                                             62                 75                 96
  Stock options                                           2,039              1,831              1,574
Less common stock acquired
  with net proceeds                                       5,973              2,534                982

Weighted average number of common shares
  and common share equivalent used to compute          --------           --------           --------
  diluted loss per share                                 14,222             11,970             11,125
                                                       ========           ========           ========

Diluted loss per share                                 $  (1.09)          $  (0.65)          $  (0.65)
                                                       ========           ========           ========